UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 14, 2004

Bank of the Ozarks, Inc.

(Exact name of registrant as specified in its charter)

Arkansas

(State or other jurisdiction of incorporation)

0-22759	71-0556208
(Commission File Number)	(IRS Employer Identification No.)

12615 Chenal Parkway, Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

(501) 978-2265

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Agreement

On December 14, 2004 Bank of the Ozark, Inc.’s (the “Company”) Board of Directors adopted the Bank of the Ozarks, Inc. Deferred Compensation Plan (the “Plan”), an unfunded deferred compensation arrangement for a select group of management employees, including certain of the Company’s executive officers, to become effective January 1, 2005. Under the Plan, eligible participants, defined under the Plan to include management employees of the Company or any wholly owned subsidiary designated to be eligible by the Board of Directors, may elect prior to January 1 of each year to defer payment of a portion of their compensation, including possible bonus for a particular Plan year, but generally excluding proceeds from exercise or sale of shares subject to options or restricted stock grants. Such deferred compensation will be distributable in lump sum or specified installments upon separation from service with the Company or upon specified events constituting an “unforeseeable emergency” as defined in the Plan. The Company has the ability to make a contribution to each participant’s account, limited by the Board of Directors for the 2005 Plan year to one half the first 6% of compensation deferred by the participant under the Plan, provided that the employer allocation for the Plan year shall not exceed one half the maximum allowable deferral amount allowed under Internal Revenue Code Section 402(g) (without reference to Internal Revenue Code Section 414 (v)). Amounts deferred under the Plan are to be set aside and invested in certain approved investments (excluding securities of the Company or its affiliates) designated by the Board of Directors, although the Board in its discretion may grant each participant the right to designate how the funds in the participant’s account shall be invested.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10 (iii) (A) – Bank of the Ozarks, Inc. Deferred Compensation Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of the Ozarks, Inc.
(Registrant)

Date: December 16, 2004	/s/ Paul Moore
Paul Moore
Chief Financial Officer